Exhibit 10.1

SIXTH AMENDMENT

THIS SIXTH AMENDMENT (the “Sixth Amendment”) is made and entered into as of the 16th day of April, 2015 (the “Execution Date”), by and between GLENBOROUGH WESTFORD CENTER, LLC, a Delaware limited liability company (“Landlord”), and CYNOSURE, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant are parties to that certain lease dated January 31, 2005, as amended by a First Amendment to Lease dated September 16, 2005, a Second Amendment dated September 28, 2007, a Third Amendment dated as of July 1, 2011, a Fourth Amendment dated as of December 20, 2012 and a Fifth Amendment of Lease dated as of November 18, 2013 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing 82,027 rentable square feet located on the first (1st) floor and second (2nd) floor of the building located at 5 Carlisle Road, Westford, Massachusetts 01886 (hereinafter referred to as the “5 Carlisle Building”); plus 62,514 rentable square feet located on the first (1st) floor and second (2nd) floor of the building known as 3 Carlisle Road (“3 Carlisle Building”) (collectively, the “Original Premises”).

B.	Tenant has requested that additional space containing approximately 5,622 rentable square feet, described as Suite No. 105, on the first (1st) floor of the 3 Carlisle Building, shown on Exhibit A, Sixth Amendment, attached hereto (the “Expansion Space”), be added to the Original Premises, and that the Lease be appropriately amended. Landlord is willing to do the same on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.	Expansion and Effective Date.

Effective as of the Execution Date of this Sixth Amendment (the “Expansion Effective Date”), the Premises, as defined in the Lease, is increased from 144,541 rentable square feet to 150,163 rentable square feet by the addition of the Expansion Space. From and after the Expansion Effective Date, the Original Premises and the Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The Term for the Expansion Space shall commence on the Expansion Effective Date, and end on May 17, 2027 (the “Termination Date”). The Expansion Space is subject to all the terms and conditions of the Lease, except as expressly modified herein, and except that Tenant shall not be entitled to receive, with respect to the Expansion Space, any allowances, abatements or other financial concessions granted with respect to the Original Premises.

II.	Base Rent.

In addition to Tenant’s obligation to pay Base Rent for the Original Premises, Tenant shall pay Landlord Base Rent for the Expansion Space as follows:

Time Period	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
Expansion Effective Date -2/17/16:	$-0-	$-0-	$-0-
2/18/16-5/17/21:	$19.50	$109,629.00	$9,135.75
5/18/21-5/17/27:	$21.50	$120,873.00	$10,072.75

Tenant shall have no obligation to pay Base Rent with respect to the Expansion Space for the period commencing as of the Expansion Effective Date, and terminating as of February 17, 2016 (the “Expansion Space Rent Abatement Period”). During the Expansion Space Rent Abatement Period, only Base Rent shall be abated, and all additional rent and other costs and charges specified in the Lease shall remain as due and payable pursuant to the provisions of the Lease.

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

III.	Tenant’s Proportionate Share.

Tenant’s Proportionate Share for the Expansion Space is 6.49% (based on 86,636 square feet in the 3 Carlisle Building).

IV.	Expenses and Taxes.

For the period commencing with the Expansion Effective Date, and ending on the Termination Date, Tenant shall pay for Tenant’s Proportionate Share of Operating Costs and Tax Costs applicable to the Expansion Space in accordance with the terms of the Lease, including, without limitation, the Base Year for Operating Expenses (i.e., calendar year 2014) and the Base Year for Taxes (i.e., Fiscal Year 2012).

V.	Improvements to Expansion Space.

A.	Condition of Expansion Space. Tenant has inspected the Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements.

B.	Responsibility for Improvements to Expansion Space. Any construction, alterations or improvements to the Expansion Space shall be performed by Tenant at its sole cost and expense using contractors selected by Tenant and approved by Landlord and shall be governed in all respects by the terms of the Lease. In any and all events, the Expansion Effective Date shall not be postponed or delayed if the initial improvements to the Expansion Space are incomplete on the Expansion Effective Date for any reason whatsoever. Any delay in the completion of initial improvements to the Expansion Space shall not subject Landlord to any liability for any loss or damage resulting therefrom.

VI.

Electricity in Expansion Space. The consumption of electricity in the Expansion Space shall be measured by a separate meter or submeter to be installed by Tenant, at Tenant’s cost and expense (provided, however, that Tenant may, at its expense, connect the electric service in the Expansion Space to the meter or submeter measuring the use of electricity in other portions of the Premises located in the 3 Carlisle Building). Tenant shall pay for electricity in the Expansion Space in accordance with Section 10 of the Lease.

VII.	Parking. Tenant shall continue to have Tenant’s Parking Rights, as initially defined in Section 2.12 of the Lease, and subsequently deleted and replaced with Section 6.01 of the Second Amendment, and as amended by Section V of the Third Amendment and Section XIV of the Fifth Amendment. In addition, Tenant shall be entitled to, with respect to the Expansion Space, additional parking at the ratio of 3.3 parking spaces per 1,000 rentable square feet of the Expansion Space (i.e., 19 additional parking spaces).

VIII.	Tenant’s Building Connector Work. The parties acknowledge that Tenant has performed the Connector Work (as defined in Section X of the Fifth Amendment) and that Landlord has no further obligation to pay Landlord’s Connector Work Contribution (as defined in Section X of the Fifth Amendment) to Tenant with respect thereto.

IX.	Landlord’s 3 Carlisle Building Lobby Work. The parties acknowledge that Landlord has completed the Lobby Work (as defined in Section XI of the Fifth Amendment) and that Landlord has no further obligation to perform any work with respect thereto.

X.	Use of Pad. The parties acknowledge that Landlord has removed the existing chiller plant equipment from the Pad (as defined in Section XIX of the Fifth Amendment) and that Tenant has paid for Tenant’s share of the removal and has no further obligation with respect thereto.

XI.	Inapplicable Lease Provisions.

Exhibit B to the Fifth Amendment (Work Letter) and Schedule B-1 to the Fifth Amendment (Design Plans for Initial Alterations) shall have no applicability with respect to this Sixth Amendment.

XII.	Miscellaneous.

A.	This Sixth Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Sixth Amendment.

B.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C.	In the case of any inconsistency between the provisions of the Lease and this Sixth Amendment, the provisions of this Sixth Amendment shall govern and control.

D.	Submission of this Sixth Amendment by Landlord is not an offer to enter into this Sixth Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Sixth Amendment until Landlord has executed and delivered the same to Tenant.

E.	The capitalized terms used in this Sixth Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Sixth Amendment.

F.	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Sixth Amendment, other than Cushman & Wakefield of Massachusetts, Inc. (the “Broker”). Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers claiming to have represented Tenant in connection with this Sixth Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Sixth Amendment. Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Sixth Amendment. Landlord shall pay a brokerage commission to Broker pursuant to a separate agreement between Landlord and the Broker.

G.	Each signatory of this Sixth Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Sixth Amendment as of the day and year first above written.

WITNESS/ATTEST:	LANDLORD:

GLENBOROUGH WESTFORD CENTER, LLC,
a Delaware limited liability company

	By:	/s/ Joseph Adamo
	Name:	Joseph Adamo
	Title:	Vice President
Name (print):

WITNESS/ATTEST:	TENANT:

CYNOSURE, INC.,
a Delaware corporation

/s/ Timothy W. Baker
Name (print):	By:
	Name:	Timothy W. Baker
	Title:	President & CFO

EXHIBIT A, SIXTH AMENDMENT

OUTLINE AND LOCATION OF EXPANSION SPACE

Exhibit A, Sixth Amendment